AMENDMENT NO. 3 TO CREDIT AGREEMENT

AMENDMENT NO. 3 TO CREDIT AGREEMENT, dated as of October 1, 2018 (this “Amendment”), to the Credit Agreement, dated as of November 12, 2015, by and among Investment Managers Series Trust, a Delaware statutory trust, acting on behalf of and for the account of the Related Funds listed on Schedule 1, Palmer Square Opportunistic Income Fund, and UMB Bank, n.a., a national banking association, as modified by Amendment No. 1 dated November 10, 2016 and by Amendment No. 2 dated November 8, 2017 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

RECITALS

I.       Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II.       The Borrowers desire to amend the Credit Agreement upon the terms and conditions herein contained and the Bank has agreed thereto.

AGREEMENT

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.       The last line of the Table of Contents contained on page iii of the Credit Agreement is hereby amended by deleteing the words “, and Pro-Rata Shares”.

2.       The defined term “Federal Funds Effective Rate” contained in Section 1.1 of the Credit Agreement is hereby amended by deleting the phrase “arranged by federal funds brokers” contained therein.

3.       The defined term “Pro-rata Share” contained in Section 1.1 of the Credit Agreement is hereby deleted in its entirety.

4.       The defined term “Scheduled Commitment Termination Date” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the date “November 7, 2018” with the date “October 1, 2018”.

5.       Section 1.4(c) of the Credit Agreement is hereby amended by deleting such Section 1.4(c) in its entirety.

6.       Section 2.8(b) of the Credit Agreement is hereby amended by deleting clause (iii) of Section 2.8(b) in its entirety and inserting the word “and” immediately prior to “(ii)” in such Section 2.8(b).

7.       Section 3.2 of the Credit Agreement is amended and restated in its entirety as follows:

Section 3.2 Fees

(a)       The Borrowers collectively shall pay to the Bank a commitment fee which shall accrue during the period from and including the date on which this Credit Agreement shall have become effective in accordance with Section 9.6 to but excluding the Agreement Commitment Termination Date at a rate per annum equal to the Commitment Fee Rate on the daily amount of the excess of the Commitment over the Loan Balance. Accrued and unpaid commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year, each date on which the Commitment is reduced and on the date on which the Commitment terminates, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)       On the date hereof, the Borrowers collectively shall pay to the Bank such Borrower’s Pro-rata Share of an upfront fee in an amount equal to $5,000.

8.       Section 9.3(a) of the Credit Agreement is amended and restated in its entirety as follows:

(a)       The Borrowers collectively shall pay (i) all reasonable out-of-pocket expenses incurred by the Bank and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Bank, in connection with the preparation, negotiation, closing and administration of this Credit Agreement or any amendments, modifications or waivers of the provisions of any Loan Document (whether or not the transactions contemplated thereby shall be consummated) and (ii) all reasonable out-of-pocket costs and expenses incurred by the Bank, including the reasonable fees, charges and disbursements of counsel for the Bank, in connection with the enforcement or protection of its rights against such Borrower under the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder to such Borrower, including all such out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

9.       Schedule 1 of the Credit Agreement is hereby amended and restated in the form of Schedule 1 hereto.

10.       Paragraphs 1 through 9 of this Amendment shall become effective upon the satisfaction of the following conditions (the “Amendment Effective Date”):

(a)       The Bank shall have received either (i) a counterpart of this Amendment signed on behalf of each Borrower or (ii) written evidence satisfactory to the Bank (which may include a pdf copy or facsimile transmission of a signed signature page of this Amendment), that each Borrower has signed a counterpart of the Credit Agreement.

(b)       The Bank shall have received a copy of Federal Reserve Form U-1, duly completed, executed and delivered by or on behalf of the Borrowers, in form and substance acceptable to the Bank.

(c)       The Bank shall have received a certificate signed by an authorized representative of each Borrower, dated the Amendment Effective Date, in form and substance satisfactory to the Bank (i) certifying that the applicable Certificiate of Trust and Declaration of Trust (or other analogous documents) have not been amended or otherwise modified since November 8, 2017, or if so, attaching a true, correct and complete copy thereof, (ii) certifying that the applicable By-Laws (or other analogous document) has not been amended or otherwise modified since November 8, 2017, or if so, attaching a true, correct and complete copy thereof, (iii) certifying that the applicable Offering Document of each Borrower has not been amended or otherwise modified since November 8, 2017, (iv) attaching resolutions of each Borrower authorizing the execution, delivery and performance of this Amendment and certifying that such resolutions (A) were duly adopted and are in full force and effect and (B) no other resolutions relating to this Amendment have been adopted by such Borrower, and (v) certifying as to the incumbency of such Borrower’s officer or officers who may sign this Amendment, including therein a signature specimen of such officer or officers.

(d)       The Bank shall have received a certificate, in form and substance satisfactory to the Bank, dated the Amendment Effective Date and signed by an authorized officer of such Borrower certifying that:

(i)       the representations and warranties of each of the Borrowers set forth in the Loan Documents are true and correct on and as of the Amendment Effective Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date;

(ii)       no Default has occurred and is continuing; and

(iii)       no Borrower has any outstanding Indebtedness, other than Indebtedness incurred under the Loan Documents and other Indebtedness permitted by Section 7.01 of the Credit Agreement.

(e)       The Bank shall have received such documents and information as the Bank shall have requested in order to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies;

(f)       The Bank shall have received an upfront fee equal to $3,500; and

(g)       All fees of the Bank (including the reasonable fees and expenses of counsel to the Bank) due and payable on or prior to the Amendment Effective Date shall have been paid.

11.       Each Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder and (b) agrees and admits that as of the date hereof it has no defense to or offset against any such obligation.

12.       This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one amendment. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

13.       This Amendment is being delivered in and is intended to be performed in the State of Missouri and shall be construed and enforceable in accordance with, and be governed by, the internal laws of the State of Missouri without regard to principles of conflict of laws.

14.       EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AMENDMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

15.       This Section is made in compliance with Mo. Rev. Stat. Section 432.047. oral or unexecuted agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable, regardless of the legal theory upon which it is based that is in any way related to this AMENDMENT TO THE Credit agreement. To protect you (the Borrowers) and US (the Bank) from misunderstanding or disappointment, any agreements WE reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between US, except as WE may later agree in writing to modify it.

16.       Except as amended hereby, the Credit Agreement shall in all other respects remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

Investment Managers Series Trust, individually and on behalf of its related Borrowers listed on Schedule 1 of the Credit Agreement

By:
Name:	Rita Dam
Title:	Treasurer

Palmer Square Opportunistic Income Fund

By:
Name:	Jeffrey Fox
Title:	Treasurer

[Palmer Square - Signature Page to Amendment No. 3 to Credit Agreement]

UMB Bank, n.a.

By:
Name:
Title:

[Palmer Square - Signature Page to Amendment No. 3 to Credit Agreement]

Schedule 1

to

Palmer Square Credit Agreement

Dated October 1, 2018

Company	Related Fund	Custodian
Investment Managers Series Trust	Palmer Square Absolute Return Fund	UMB Bank, n.a.
Investment Managers Series Trust	Palmer Square Income Plus Fund	UMB Bank, n.a.
Investment Managers Series Trust	Palmer Square SSI Alternative Income Fund	UMB Bank, n.a.
Investment Managers Series Trust	Palmer Square Ultra-Short Duration Investment Grade Fund	UMB Bank, n.a.
Palmer Square Opportunistic Income Fund	Palmer Square Opportunistic Income Fund	UMB Bank, n.a.